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                                 EXHIBIT 10.26

September 6, 2001

Ms. Cathy A. Stauffer

RE: TERMS OF EMPLOYMENT

Dear Cathy:

On behalf of Good Guys California, Inc. ("the Company"), I want to take this opportunity to confirm the following terms of your employment as of this date:

1. You are employed as Vice President, Merchandising for the Company, reporting to the President or Chief Executive Officer, with responsibilities as directed by the Chief Executive Officer. The areas, which you oversee, may change as necessary in this dynamic Company. You will devote your full energies, interest, abilities and productive time to the performance of your employment responsibilities.

2. Your base salary is $250,000 annually. Salary is reviewed annually, and you will be considered for an increase after one year of employment. In addition, you will be eligible for a bonus of up to fifty percent (50%) of your salary, depending on achievement of personal goals to be approved by the Company, and depending on the Company's financial performance. Bonus is payable at the time of the Company's normal bonus distributions, and is not earned unless you are employed by the Company on the date that the bonus is paid.

3. During your employment, you will receive the other benefits of employment generally available to the Company's other Vice Presidents when and as you become eligible for them.

4. You are an at-will employee, which means that you can be terminated by the Company at any time, with or without cause. This at-will nature of your employment may not be changed or modified in any respect unless specifically agreed to in a written agreement signed by you and the Company's Chief Executive Officer or President.

5. For purposes of paragraph 4, "cause" means: (a) violation of any of the Company's policies, practices and procedures; (b) any state, federal or other conviction, including, but not limited to, the entry of a plea of nolo contendere upon a criminal charge, which would render you unable to perform your normal

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Ms. Cathy A. Stauffer
September 6, 2001
Page Two

responsibilities; (c) neglect of, breach of, or failure or inability to perform (with reasonable accommodation) your duties as an employee; or (d) an act of misconduct or dishonesty in connection with your employment.

6. In the event of a "change in control" of the Company within two years from the date of this letter and you are terminated without cause or if you suffer any diminution in base salary, or level of responsibility (i.e., demotion below Vice President level) and you resign your employment within thirty days of such diminution, and termination occurs within twelve months of the change of control, then you will be entitled to a severance benefit equivalent to one year's salary, payable over the same schedule that such payments would be made if you had remained employed. However, the maximum amount you may receive is one year's salary. For purposes of this agreement, the term "change in control" is defined as either of the following shareholder-approved transactions to which the Company is a party: (a) a merger or consolidation in which securities comprising more than fifty (50%) percent of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets.

7. If you are terminated by the Company without cause within two years from August 6, 2001, then you will be entitled to receive severance pay equivalent to twelve month's salary, payable over the same schedule that such payment would be made if you had remained employed. In the event of your death following such termination, then payments owing under this paragraph will be made to your estate. If you choose to terminate your employment, or if the Company terminates your employment with cause, or if your employment terminates after two years, or by reason of your death, then you will be entitled to no salary beyond that earned up to the date of your termination.

8. Neither this agreement nor the compensation provided for herein shall result in the reduction of any amounts otherwise payable to you under the terms of any existing benefit plans of the Company or affect your entitlement to any benefits that have accrued and are owing to you as of the time of termination of your employment.

9. You have access to confidential information and trade secrets relating to the Company's business. You have signed the Company's Code of Conduct Agreement, which prohibits disclosure of such information to any third person either during or after the termination of your employment, and contains other non-

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Ms. Cathy A. Stauffer
September 6, 2001
Page Three

compete, non-solicitation, and business-related provisions required as a condition of your employment.

10. This agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee.

11. Compensation payable to you under this agreement shall be reduced by all federal, state, local and other withholding or similar taxes as required by applicable law.

12. This letter contains the complete terms of your employment. All representations or promises relating to your employment are contained in this letter, and, except for subsequent agreements contained in a writing signed by you and the Company's Chief Executive Officer or President, no one is authorized to make any other agreements pertaining to your employment. These terms, if accepted by you, will be binding on the Company, its successors and assigns, even in the event of a change of ownership or management of the Company.

Please indicate your acceptance of these terms by affixing your signature below and returning this letter to me.

                                            Very truly yours,

                                            GOOD GUYS CALIFORNIA, INC.

                                            /s/ KENNETH R. WELLER
                                            ------------------------------------
                                            Kenneth R. Weller
                                            President

KRW:law

Agreed and Accepted:


/s/ CATHY A. STAUFFER
--------------------------
Cathy A. Stauffer